Exhibit 8.1

March 13, 2006

Lawson Holdings, Inc.

Lawson Software, Inc.

Lawson Acquisition, Inc.

380 St. Peter Street

St. Paul, Minnesota 55102

Re:          Combination of Lawson Software, Inc. and Intentia International AB

Ladies and Gentlemen:

We have acted as legal counsel to Lawson Holdings, Inc., a Delaware corporation (“Lawson Holdings”), Lawson Software, Inc., a Delaware corporation (“Lawson”), and Lawson Acquisition, Inc., a Delaware corporation (“Lawson Acquisition”), in connection with the proposed combination (the “Combination”) of Lawson and Intentia International AB, a Swedish corporation (“Intentia”), pursuant to the Transaction Agreement, dated as of June 2, 2005 (the “Transaction Agreement”), by and among Intentia, Lawson, Lawson Holdings and Lawson Acquisition. You have requested our opinion regarding certain United States federal income tax consequences of the Combination.

The Combination will be structured as follows. Lawson Acquisition, a wholly-owned direct subsidiary of Lawson Holdings, will merge with and into Lawson Software pursuant to the terms of a Merger Agreement by and among Lawson Software, Lawson Holdings and Lawson Acquisition (the “Merger”). As a result of the Merger, Lawson Holdings will become the parent corporation of Lawson Software and each outstanding share of Lawson Software common stock will be converted into one share of Lawson Holdings common stock. In connection with the Merger and pursuant to the Transaction Agreement, Lawson Holdings has offered (the “Exchange Offer”) to exchange shares of Lawson Holdings common stock for all of the issued and outstanding series A shares and series B shares (collectively, the “Intentia Shares”) and all of the outstanding warrants to purchase series B shares (collectively, the “Intentia Warrants”) of Intentia. Following the effective time of the Merger and the completion of the exchange pursuant to the Exchange Offer, Lawson Holdings (or its wholly-owned subsidiary) intends to initiate compulsory acquisition proceedings under Swedish law to acquire for cash any issued and outstanding Intentia Shares and Intentia Warrants not acquired by Lawson Holdings pursuant to the Exchange Offer. In addition, following the time at which Lawson Holdings owns all of the Intentia Shares, and to the extent not inconsistent with the Certificates (as defined below), Lawson Holdings may cause Intentia to distribute certain assets (including, but not limited to, the stock of Intentia Americas Inc., a Delaware corporation) to Lawson Holdings.

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For purposes of rendering our opinion, we have reviewed and relied upon (a) the Transaction Agreement, all of the agreements described under the heading “Principal Agreements” in the registration statement on Form S-4 (No. 333-129862) and the Proxy Statement/Prospectus constituting a part thereof as filed by Lawson Holdings with the Securities and Exchange Commission on November 21, 2005 and as amended on January 23, 2006, February 22, 2006, and March 13, 2006 (the “Registration Statement”), and all of the other agreements and documents related to and delivered in connection with the Merger or the Exchange Offer (collectively, the “Transaction Agreements”), (b) the Officers Certificates delivered to us by officers of Lawson Holdings, Lawson, Lawson Acquisition and Intentia, dated the date of this opinion (the “Certificates”), and (c) such other documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, and court decisions, in each case as in effect on the date of this opinion. All of the authorities on which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. In addition, our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that (a) each of the representations and warranties set forth in the Transaction Agreements and the Certificates is true and correct as of the date hereof and thereafter where relevant (without regard to whether such representations and warranties were made “to the best knowledge of” any person or party or with similar qualification) and no actions have been or will be taken which are inconsistent with such representations and warranties, (b) with respect to all matters as to which a person or party has represented that such person or party has not entered into any agreement or understanding, does not have any plan or intention, or is not aware of any agreement, understanding, plan, or intention, there is no such agreement, understanding, plan, or intention, and (c) the Combination will be consummated in accordance with the terms of the Transaction Agreements.

Based upon and subject to the foregoing, it is our opinion that the Merger and the Exchange Offer, considered together as a single integrated transaction, will be treated for United

States federal income tax purposes as an exchange within the meaning of Section 351 of the Code.

Subject to the qualifications, exceptions, assumptions and limitations set forth therein, we confirm that the statements set forth in the Registration Statement under the headings “Summary of the Proxy Statement/Prospectus – Material United States Federal Income Tax Consequences” and “Terms of the Exchange Offer – Material United States Federal Income Tax Consequences,” insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect to such matters, constitute accurate summaries of the matters described therein in all material respects.

We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement under the headings “Summary of the Proxy Statement/Prospectus – Material United States Federal Income Tax Consequences,” “Terms of the Exchange Offer – Conditions to the Exchange Offer” and “– Material United States Federal Income Tax Consequences.”

This opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose without our prior written consent.

Very Truly Yours,

/s/ Dorsey & Whitney LLP

BJS/KAS/GBG